EXHIBIT 99.1

2222 NO. 111TH ST. OMAHA, NE 68164 TEL: 402-829-6800 FAX: 402-829-6836

For further information, contact:

LINDSAY CORPORATION:	HALLIBURTON INVESTOR RELATIONS:
Jim Raabe	Hala Elsherbini or Geralyn DeBusk
Vice President & Chief Financial Officer	972-458-8000
402-827-6579

Lindsay Corporation Reports Fiscal 2014 Third Quarter Results

OMAHA, Neb., June 25, 2014—Lindsay Corporation (NYSE: LNN), a leading provider of irrigation systems and infrastructure products, today announced results for its third quarter ended May 31, 2014.

Third Quarter Results

Third quarter fiscal 2014 revenues were $169.9 million, versus $219.5 million of revenues in the same prior year period. Net earnings were $16.5 million or $1.28 per diluted share compared with $26.1 million or $2.01 per diluted share in the prior year.

Total irrigation equipment revenues decreased 26 percent to $149.0 million from $200.9 million in the prior fiscal year’s third quarter primarily due to lower crop prices. U.S. irrigation revenues of $88.1 million declined 26 percent while international irrigation revenues of $60.9 million decreased 26 percent. Infrastructure revenues increased 13 percent to $20.9 million with increases in road safety, rail and Road Zipper product lines.

Gross margin was 28.4 percent of sales compared to 28.7 percent of sales in the prior year’s third quarter. Gross margin in irrigation declined by less than one percentage point primarily due to fixed cost deleverage on lower sales. Infrastructure gross margins improved by approximately three percentage points due to sales mix and leverage on higher sales.

Operating expenses were $23.0 million compared to $23.5 million in the same prior year period. Excluding the acquired Lakos filtration business, operating expenses decreased $2.7 million with the largest decreases in incentive compensation and bad debt expense Operating expenses including Lakos were 13.6 percent of sales in the third quarter of fiscal 2014 compared with 10.7 percent of sales in the prior year period. Operating margins were 14.8 percent in the third quarter, versus 18.0 percent in the prior year period.

Cash and cash equivalents of $182.1 million were $11.8 million higher compared to the end of the third quarter in the prior fiscal year, while debt decreased $1.1 million. During the quarter the Company repurchased 129,104 shares for $11.2 million. Year to date the Company repurchased 207,624 shares for $17.8 million.

Backlog of unshipped orders at May 31, 2014 was $73.6 million compared with $80.0 million at May 31, 2013 and $89.3 million at February 28, 2014. Backlog increased in the U.S. irrigation and infrastructure markets and declined in the international irrigation market over the same time last year. The current year infrastructure backlog includes a $12.8 million Road Zipper System order for the Golden Gate Bridge which is expected to be recognized in revenue in fiscal 2015. The prior year irrigation backlog included $23.0 million of equipment and installation remaining on a project in Iraq, of which $2.6 million remained in backlog at the end of the third quarter of fiscal 2014.

The June 2014 escalation of political instability has made it more difficult to complete the Company’s contract in Iraq. At May 31, 2014 the Company had a total exposure of $4.4 million on this contract, including $2.5 million of accounts receivable, which is not currently due, and a $1.9 million performance bond securing completion of the contract. The Company has not provided a reserve for these amounts, but will continue to assess the situation as developments in the country evolve. Further installation of equipment in Iraq has been put on hold as a result of the escalation of hostilities in the region.

Nine Month Results

Total revenues for the nine months ended May 31, 2014 were $470.4 million, a 13 percent decrease from $542.5 million of revenues in the same prior year period. Net earnings were $40.2 million or $3.11 per diluted share compared with $60.1 million or $4.66 per diluted share in the prior year.

Total irrigation equipment revenues decreased 17 percent to $414.1 million from $497.8 million during the first nine months of the prior fiscal year. U.S. irrigation revenues of $260.8 million declined 21 percent, while international irrigation revenues of $153.3 million decreased 8 percent due primarily to near-completion of the Iraq project. Infrastructure revenues increased 26 percent to $56.3 million.

Outlook

Rick Parod, president and chief executive officer, commented, “Lower commodity prices led to decreases in irrigation sales throughout North America during the primary selling season. Spring storms have created additional demand for replacement units, which increased our U.S. irrigation backlog at the end of the quarter. However, overall favorable growing conditions in North America continue to restrain crop prices. The lower crop prices, along with the reduction in the Sec. 179 tax benefits, create a headwind for irrigation equipment demand as compared to the previous year. Coupled with the addition of the conflicts in Ukraine and the Middle East, we have seen some slowing in international projects, as well.”

Parod continued, “We have achieved a significant change in our Infrastructure segment. Revenues have grown 26% to-date and the business is profitable. We continue to see opportunities for growth in global applications of our technologies and in expansion of our global market share. A multi-year highway bill with similar or improved funding levels would likely benefit the segment even further.”

Parod added, “Drivers for the Company’s markets of population growth, expanded food production and efficient water use, and infrastructure expansion support our expectation for long-term growth. We anticipate a continuation of lower agricultural equipment demand in the near term, and have implemented appropriate expense controls. However we will continue investment in critical growth initiatives, and the execution of our capital allocation plan announced in early January 2014.”

Third-Quarter Conference Call

Lindsay’s fiscal 2014 third quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today. Interested investors may participate in the call by dialing (888) 321-8161 in the U.S., or (706) 758-0065 internationally, and referring to conference ID # 57122482. Additionally, the conference call will be simulcast live on the Internet, and can be accessed via the investor relations section of the Company’s Web site, www.lindsay.com. Replays of the conference call will remain on our Web site through the next quarterly earnings release. The Company will have a slide presentation available to augment management’s formal presentation, which will also be accessible via the Company’s Web site.

About the Company

Lindsay manufactures and markets irrigation equipment primarily used in agricultural markets which increase or stabilize crop production while conserving water, energy, and labor. The Company also manufactures and markets infrastructure and road safety products under the Lindsay Transportation Solutions trade name. At May 31, 2014 Lindsay had approximately 12.7 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.

For more information regarding Lindsay Corporation, see the Company’s Web site at www.lindsay.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” “expect,” “outlook,” “could,” “may,” “should,” “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

Lindsay Corporation and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended		Nine months ended
	May 31,	May 31,	May 31,	May 31,
($ and shares in thousands, except per share amounts)	2014	2013	2014	2013
Operating revenues	$169,936	$219,542	$470,411	$542,451
Cost of operating revenues	121,687	156,506	339,339	386,194

Gross profit	48,249	63,036	131,072	156,257

Operating expenses:
Selling expense	9,954	8,674	29,244	23,995
General and administrative expense	10,002	11,783	31,099	32,056
Engineering and research expense	3,071	3,029	8,602	8,946

Total operating expenses	23,027	23,486	68,945	64,997

Operating income	25,222	39,550	62,127	91,260
Other income (expense):
Interest expense	(45)	(32)	(140)	(258)
Interest income	295	100	587	367
Other income (expense), net	28	132	(468)	252

Earnings before income taxes	25,500	39,750	62,106	91,621
Income tax expense	9,001	13,687	21,923	31,479

Net earnings	$16,499	$26,063	$40,183	$60,142

Earnings per share:
Basic	$1.28	$2.03	$3.12	$4.69
Diluted	$1.28	$2.01	$3.11	$4.66
Shares used in computing earnings per share:
Basic	12,843	12,858	12,881	12,819
Diluted	12,889	12,947	12,927	12,894
Cash dividends declared per share	$0.260	$0.115	$0.650	$0.345

Lindsay Corporation and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	May 31,	May 31,	August 31,
($ and shares in thousands, except par values)	2014	2013	2013
ASSETS
Current Assets:
Cash and cash equivalents	$182,051	$170,215	$151,927
Receivables, net	103,513	130,924	120,291
Inventories, net	79,010	72,458	68,607
Deferred income taxes	14,748	11,810	12,705
Other current assets	19,992	18,307	15,261

Total current assets	399,314	403,714	368,791

Property, Plant and Equipment:
Cost	160,969	144,199	153,422
Less accumulated depreciation	(95,940)	(87,293)	(88,358)

Property, plant and equipment, net	65,029	56,906	65,064

Intangibles, net	33,060	22,974	36,007
Goodwill	37,211	30,111	37,414
Other noncurrent assets	3,957	4,416	5,020

Total assets	$538,571	$518,121	$512,296

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$47,352	$56,902	$42,276
Current portion of long-term debt	—	1,071	—
Other current liabilities	65,173	65,259	59,816

Total current liabilities	112,525	123,232	102,092

Pension benefits liabilities	6,141	6,603	6,324
Deferred income taxes	13,999	8,809	15,415
Other noncurrent liabilities	7,869	7,715	7,827

Total liabilities	140,534	146,359	131,658

Shareholders’ Equity:
Preferred stock	—	—	—
Common stock	18,636	18,560	18,571
Capital in excess of stated value	51,896	48,392	49,764
Retained earnings	437,415	396,825	405,580
Less treasury stock	(108,714)	(90,961)	(90,961)
Accumulated other comprehensive loss, net	(1,196)	(1,054)	(2,316)

Total shareholders’ equity	398,037	371,762	380,638

Total liabilities and shareholders’ equity	$538,571	$518,121	$512,296

Lindsay Corporation and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine months ended
	May 31,	May 31,
($ in thousands)	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$40,183	$60,142
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	11,131	9,380
Provision for uncollectible accounts receivable	891	1,502
Deferred income taxes	(3,692)	(5,304)
Share-based compensation expense	3,218	3,452
Other, net	(430)	176
Changes in assets and liabilities:
Receivables	17,014	(49,375)
Inventories	(9,694)	(19,898)
Other current assets	(3,595)	(7,712)
Accounts payable	4,501	25,203
Other current liabilities	773	18,233
Current income taxes payable	4,657	4,551
Other noncurrent assets and liabilities	962	536

Net cash provided by operating activities	65,919	40,886

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(7,836)	(8,149)
Proceeds from sale of property, plant and equipment	19	21
Proceeds from settlement of net investment hedges	280	1,536
Payments for settlement of net investment hedges	(2,017)	(2,051)

Net cash used in investing activities	(9,554)	(8,643)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	455	1,781
Common stock withheld for payroll tax withholdings	(2,027)	(2,441)
Principal payments on long-term debt	—	(3,214)
Excess tax benefits from share-based compensation	742	2,751
Repurchase of common shares	(17,753)	—
Dividends paid	(8,348)	(4,432)

Net cash used in financing activities	(26,931)	(5,555)

Effect of exchange rate changes on cash and cash equivalents	690	83

Net change in cash and cash equivalents	30,124	26,771
Cash and cash equivalents, beginning of period	151,927	143,444

Cash and cash equivalents, end of period	$182,051	$170,215